Exhibit 99.1

FOR IMMEDIATE RELEASE

Affinius Capital-Led Investor Consortium Completes $3.5 Billion Acquisition of Veris Residential

JERSEY CITY, N.J. – May 27, 2026 /PRNewswire/ – Veris Residential, Inc. (NYSE: VRE, “Veris” or the “Company”), a Northeast-focused, Class A multifamily real estate investment trust (REIT), today announced that an investor consortium led by Affinius Capital (“Affinius”) in partnership with Vista Hill Partners (“Vista Hill”, and together with Affinius, the “Investor Consortium”) has completed the previously announced acquisition of all of the outstanding shares of common stock of Veris for $19.00 per share in an all-cash transaction representing an implied enterprise value of approximately $3.5 billion. With the completion of the transaction, the Company’s common stock has ceased trading on the New York Stock Exchange.

Advisors

J.P. Morgan and Morgan Stanley & Co. LLC acted as financial advisors to Veris, while Weil, Gotshal & Manges LLP and Seyfarth Shaw LLP acted as legal advisors.

UBS Investment Bank acted as lead buyside financial advisor. Goldman Sachs & Co LLC also acted as financial advisor. Skadden, Arps, Slate, Meagher & Flom LLP, Greenberg Traurig, LLP and Simpson Thacher & Bartlett LLP acted as legal advisors to members of the buyside. Eastdil Secured acted as real estate advisor to the buyside. Goldman Sachs & Co LLC acted as the lead arranger and underwriter on the bridge loan. UBS Securities LLC also acted as co-arranger and underwriter on the bridge loan. Gibson, Dunn & Crutcher LLP acted as legal counsel to Goldman Sachs & Co LLC.

About Veris Residential, Inc.

Veris Residential, Inc. is a real estate investment trust (REIT) that primarily owns, operates, acquires and develops premier Class A multifamily properties in the Northeast. Our technology-enabled, vertically integrated operating platform delivers a contemporary living experience aligned with residents’ preferences while positively impacting the communities we serve. We are guided by an experienced management team and Board of Directors, underpinned by leading corporate governance principles; a best-in-class approach to operations; and an inclusive culture based on meritocratic empowerment.

For additional information on Veris Residential, Inc. and our properties available for lease, please visit http://www.verisresidential.com/.

About Affinius Capital

Affinius Capital® is an integrated institutional real estate investment firm focused on value creation and income generation, with $61 billion in assets under management. Over its 40-year history, the firm’s diversified portfolio of equity and credit investments across North America and Europe has included more than $14 billion in U.S. multifamily acquisitions and developments representing approximately 35,000 units. For more information, visit www.affiniuscapital.com.

About Vista Hill Partners

Vista Hill Partners is a real estate investment and development firm focused on acquiring and enhancing distinctive property portfolios within clustered real estate markets. Founded by Bradford Klatt, co-founder and Managing Partner of Roseland Property Company and Canoe Brook Partners, the firm’s leadership brings more than 35 years of experience in the acquisition, repositioning, and development of high-value assets across the Northeastern United States, Texas, and Europe. The firm is co-led by Jonathan Kushner of Kushner Real Estate Group. Kushner Real Estate Group is based in Jersey City and owns and manages thousands of apartments in the tri-state area.

Media:

Bruce Beck/DB&R Marketing Communications

818-540-8077

bruce@dbrpr.com